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                                                                 EXHIBIT (10)(c)





January 4, 1996


G. Ando
London, England

Dear Goran:

           I am pleased that you will join me as a senior executive of Pharmacia & Upjohn, although your direct employer will be Pharmacia & Upjohn Management Company Ltd. (referred to herein as the "Employer"), a subsidiary of Pharmacia & Upjohn, Inc. (the "Parent"). This letter agreement sets forth the principal terms of your employment. Capitalized terms not otherwise defined herein are defined in the last section of this agreement.

           1. Term and Duties. The term of this agreement will be in effect from December 1, 1995, (the "Effective Date") until November 29, 1998 (the "Initial Term"), and will be automatically renewed for an indefinite period thereafter (the "Extended Term" and, together with the Initial Term, the "Term"), unless and until at least sixty (60) days' prior written notice of termination is given by either party stating the date of termination.

           During the Term, you will be employed as Executive Vice President, Worldwide Science & Technology, of the Employer and will be appointed to a similar position with the Parent. As part of your duties for the Employer, you shall advise the Chief Executive Officer and the Board of Directors of the Parent with respect to the management of the Parent and, as an employee of the Employer, shall perform services for the Parent that would customarily be performed by a person holding the same office of the Parent as you hold. As an officer of the Parent, you agree to fulfill the duties and obligations of such position as set forth in the By-laws of the Parent, but will not fulfill any management duties that have been dedicated and specifically reserved to the Employer under any management services agreement entered into between the Employer and the Parent.

           2.  Compensation and Related Matters.

               (a) Salary and Annual Incentive. During the Term, your annual base salary will be at least (Pounds Sterling) 338,600\US$535,000* (subject to annual review) and will be paid at least monthly. You shall be eligible to participate in the Parent's annual incentive plan in which senior executives of the Employer may participate.


*Translated to pounds at 12/1/94-11/30/95 average rate of 0.6329
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               (b)  Long-Term Incentive.  You will be eligible to receive stock option and other awards under the Parent's long-term incentive plan in which senior executives of the Employer may participate.

               (c) Benefits and Perquisites. You will be eligible to receive employee benefits and perquisites, including vacation, at least as favorable as those provided to any other similarly situated senior executive of the Employer or the Parent. Such benefits may be provided under benefit plans maintained by the Parent in which employees of the Employer may participate.

               (d) Regular Retirement Benefits. You will be eligible to receive retirement benefits under the Employer's retirement plan to be established for senior executives (or the retirement plan maintained by the Parent in which senior executives of the Employer may participate).

           3.  Payments Upon Termination of Employment Prior to November 29,
               1997.

               (a) If, prior to November 29, 1997, your employment is terminated (i) by the Employer without Cause, or (ii) by you for Good Reason (within ninety (90) days following your knowledge of the event constituting Good Reason), then you will receive:

                     (1) within sixty (60) days following the date of your termination, a lump-sum cash amount equal to the sum of your unpaid base salary through the date of termination (without taking into consideration any reduction constituting Good Reason), plus any unpaid bonus payments which have been earned or become payable;

                     (2) within sixty (60) days following the date of your termination, a lump-sum cash amount equal to 2.5 times the sum of (without taking into account any reductions constituting Good Reason): (A) your annual rate of base salary as of the date of your termination, plus (B) your target annual incentive bonus for the year of termination; provided, that any such amount shall be offset by the present value (based upon the Applicable Federal Rate as defined in the United States Internal Revenue Code of 1986, as amended) as of the date of your termination of any other amount of severance relating to salary or bonus continuation to which you might be entitled upon termination of your employment under any other plan, policy, employment agreement or arrangement of the Employer or the Parent or as otherwise required by applicable law, except to the extent, if any, provided in any change-of-control severance plan or agreement adopted by the Parent or the Employer hereafter under which you are entitled to benefits (the "Offset");

                     (3)  for a period terminating on the earlier of (A) thirty
(30) months following the date of your termination of employment, or (B) the commencement date of equivalent benefits from a new employer, the Employer shall continue to keep in full force and effect (or otherwise provide) all policies of medical, accident, disability and life insurance with respect to you and your dependents with the same level of coverage, upon the same terms and otherwise to the same extent, as such policies shall have been in effect immediately prior to the date of your termination, and the Employer and you shall share the costs of such continuation of coverage in the same proportion as such costs were shared immediately prior to the date of your termination. If, at the end of thirty (30) months following the date of your termination, you have not reached your normal retirement date under the retirement plan maintained by the Employer for senior executives, and you did not previously receive and are not then receiving equivalent benefits from a new employer, the Employer shall use its best efforts to arrange to enable you to convert your coverage to individual policies or programs upon the same terms as other employees of the Employer may apply for such conversions; and

                     (4) your period of employment service used to calculate retirement benefits and other employee benefits shall be extended as if you had worked until November 29, 1997 and the compensation used to calculate your retirement benefits will be determined as if you had continued to receive your then current salary and target bonus award until November 29, 1997.

               (b) If, prior to November 29, 1997, your employment shall be terminated (i) by the Employer for Cause, or (ii) by you without Good Reason (each a "Nonqualifying Termination"), then
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the Employer shall pay you within sixty (60) days following the date of your employment termination, a lump sum cash amount equal to the sum of your unpaid base salary through the date of termination plus any unpaid bonus payments which have been earned or become payable. In the event your employment is so terminated, you shall not be entitled to any special severance payment or continuation of benefits.

    4.  Payments Upon Termination of Employment On or After November 29, 1997.

               (a) If, on or after November 29, 1997 and prior to the end of the Extended Term, your employment is terminated (i) by the Employer without Cause, or (ii) by you for Good Reason (within ninety (90) days following your knowledge of the event constituting Good Reason), then the Employer shall pay or provide to you:

                   (1) within sixty (60) days following the date of your termination, a lump-sum cash amount equal to the sum of your unpaid base salary from the Employer through the date of termination (without taking into account any reduction of base salary constituting Good Reason), plus any unpaid bonus payments which have been earned or become payable.

                   (2) within sixty (60) days following the date of your termination, a lump-sum cash amount equal to two (2) times the sum of (without taking into account any reductions constituting Good Reason): (A) your annual rate of base salary as of the date of your termination, plus (B) your target annual incentive bonus for the year of termination, provided, that any such amount shall be subject to the Offset described above;

                   (3) for a period terminating on the earlier of (A) twenty-four (24) months following the date of your termination, or (B) the commencement date of equivalent benefits from a new employer, the Employer shall continue to keep in full force and effect (or otherwise provide) all policies of medical, accident, disability and life insurance with respect to you and your dependents with the same level of coverage, upon the same terms and otherwise to the same extent, as such policies shall have been in effect immediately prior to the date of your termination, and the Employer and you shall share the costs of such continuation of coverage in the same proportion as such costs were shared immediately prior to the date of termination.

               (b) If, on or after November 29, 1997, your employment shall terminate by reason of a Nonqualifying Termination, then the Employer shall pay you within thirty (30) days following the date of termination a lump sum cash amount equal to the sum of your unpaid base salary from the Employer through the date of termination plus any unpaid bonus payments which have been earned or become payable. In the event your employment is so terminated, you shall not be entitled to any special severance payment or continuation of benefits.

    5. Repatriation. You will be entitled, at your option, to be repatriated to your home country and be employed by the primary operating subsidiary of the Parent in your home country at least thirty days prior to the end of the final Term of this agreement. You must notify the Parent's primary officer responsible for Human Resources of your desire to repatriate within thirty days after the written notice of intention not to renew the Term is given under paragraph 1 of this Agreement. In the event you elect to be repatriated, you shall be entitled to all benefits customarily available to extended - term expatriates under the Parent's repatriation policy then in effect, including the right to be enrolled, with recognition of past service credit, in all benefit plans generally maintained for employees of the home country subsidiary of the Parent employing you upon your repatriation.

    6. Guaranty of the Parent. Notwithstanding anything contained herein to the contrary, the Parent shall be liable for, and agrees to pay, any amounts owed to you hereunder in the event of the non-performance of the Employer.

    7. Withholding Taxes. The Employer may withhold from all payments due to you (or your beneficiary or estate) hereunder all taxes which the Employer is required to withhold therefrom by applicable law.
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    8.  Reimbursement of Expenses.  Expenses incurred by you in connection with your employment duties shall be reimbursed by the Employer upon presentation of appropriate documentation for such expenses. If, in addition, any contest or dispute shall arise under this agreement involving termination of your employment with the Employer or involving the failure or refusal of the Employer or the Parent to perform fully in accordance with the terms hereof, the Employer shall reimburse you, on a current basis, for all legal fees and expenses, if any, incurred by you in connection with such contest or dispute regardless of the result thereof.

    9.  Successors; Binding Agreement.

               (a) This agreement shall not be terminated by any merger or consolidation of the Employer or the Parent or any transfer of all or substantially all of the assets of the Employer or the Parent. In the event of any such merger, consolidation or transfer of assets, the provisions of this agreement shall be binding upon the surviving or resulting corporation or the person or entity to which such assets are transferred.

               (b) The Employer agrees that concurrently with any merger, consolidation or transfer of assets referred to above, it will cause any successor or transferee unconditionally to assume all of the obligations of the Employer hereunder. Failure of the Employer to obtain such assumption prior to the effectiveness of any such merger, consolidation or transfer of assets shall constitute Good Reason hereunder and shall entitle you, upon termination of employment, to compensation and other benefits from the Employer in the same amount and on the same terms that you would be entitled hereunder if your employment were terminated following any such transaction other than by reason of a Nonqualifying Termination. For purposes of implementing the foregoing, the date on which any such merger, consolidation or transfer becomes effective shall be deemed the date Good Reason occurs.

               (c) This agreement shall inure to the benefit of and be enforceable by or against you or your personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If you should die while any amounts would be payable to you hereunder had you continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this agreement to such person or persons appointed in writing by you to receive such amounts or, if no person is so appointed, to your estate.

    11. Full Settlement. The obligation of the Employer and the Parent to make any payments provided for hereunder and otherwise to perform their obligations hereunder shall not be affected by any set-off, counterclaim, recoupment, defense or other claim, right or action which the Employer or the Parent may have against you or others. In no event shall you be obligated to seek other employment or take other action by way of mitigation of the amounts payable to you under any of the provisions of this agreement, and such amounts shall not be reduced (except as otherwise specifically provided herein) whether or not you obtain other employment.

    12. Noncompetition. Without the written consent of the President and Chief Executive Officer of the Parent, you agree that for a period of two years following the termination of your employment with the Employer (regardless of the reason for the termination) you will not commence employment with, or provide substantial consulting services to, any pharmaceutical company (except companies where sales from pharmaceutical products constitute less than 20% of total sales). In the event that you engage in the conduct proscribed by this paragraph, you agree to repay any lump-sum severance amount received by you hereunder and all outstanding stock options held by you shall expire three months following your commencement of such employment or provision of such services. In the event of a breach or threatened breach of this provision, you agree that the Employer shall be entitled to injunctive relief in a court of appropriate jurisdiction to remedy such breach or threatened breach.

    13. Notice. For the purposes of this letter agreement, notices, demands and all other communications provided for herein shall be in writing and shall be deemed to have been duly given when delivered or (unless otherwise specified) mailed by United States certified or registered mail, return receipt requested, postage prepaid, addressed to you at your last known business address or to the Employer or the Parent at the business address of the Employer or the Parent, as the case may
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be, or to such other address as any party may have furnished to the others in writing in accordance herewith, except that notices of change of address shall be effective only upon receipt.

    14. Amendment, Waiver. No provisions of this agreement may be waived, modified or discharged unless such waiver, modification or discharge is agreed to in writing signed by both you and an authorized officer of the Employer (and, where affecting the rights or duties of the Parent, by the Parent). No waiver by any party hereto at any time of any breach by any other party hereto of, or compliance with, any condition or provision of this agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by any party which are not set forth expressly in this agreement.

    15. Employment with Subsidiaries. Employment with the Employer for purposes of this agreement shall include employment with any corporation or other entity in which the Employer or the Parent has a direct or indirect ownership of 50% or more of the total combined voting power of the then outstanding securities of such corporation or other entity entitled to vote generally in the election of directors.

    16. Entire Agreement. This agreement sets forth the entire agreement of the parties hereto in respect of the subject matter contained herein and supersedes all prior agreements, promises, covenants, arrangements, communications, representations or warranties, whether oral or written, by any officer, employee or representative of any party hereto in respect of the subject matter contained herein.

    17. Governing Law; Validity. The interpretation, construction and performance of this agreement shall be governed by and construed and enforced in accordance with the laws of the jurisdiction in which the Employer is incorporated without regard to the principle of conflicts of laws. The invalidity or unenforceability of any provision of this agreement shall not affect the validity or enforceability of any other provision of this agreement, which other provisions shall remain in full force and effect.

    18.  Definitions.  For purposes of this agreement:

               (i) "Cause" means (1) a material breach by you of your duties and responsibilities (other than as a result of incapacity due to physical or mental illness) which is demonstrably willful and deliberate on your part, which is committed in bad faith or without reasonable belief that such breach is in the best interests of the Employer (and its affiliates, including the Parent) and which is not remedied in a reasonable period of time after receipt of written notice from the Employer specifying such breach or (2) the willful commission by you of illegal conduct which is materially and demonstrably injurious to the Employer (or its affiliates, including the Parent). The determination of Cause shall be made in the sole discretion of the Board of Directors of the Parent or such individual or individuals to whom such authority shall have been delegated by such Board.

               (ii) "Disability" means disability as defined in the disability plan applicable to executive officers of the Employer;

               (iii) "Good Reason" means, without your express written consent, the occurrence of one of the following events:

                             (A) a reduction by the Employer in your rate of annual base salary or in the target amount of your annual cash incentive bonus as the same may be increased from time to time hereafter, except to the extent such reduction is applied proportionately to all other officers of the Employer and the Parent, (B) the failure of the Employer to continue in effect any employee benefit plan or compensation plan in which you are participating following the Effective Date, unless you are permitted to participate in other plans providing you with substantially comparable benefits, or the taking of any
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                             action by the Employer which would adversely
                             affect your participation in or materially reduce your benefits under any such plan, provided, however, that changes affecting the participation or benefits of all similarly situated executives shall not be treated as Good Reason hereunder, (C) a materially adverse change in the level of your employment responsibilities, provided, however, that changes in title or changes in the affiliate of the Parent which employs you shall not be treated as Good Reason hereunder, or (D) the failure of the Employer to comply with the assumption provisions of this agreement; and

                      (iv) "Retirement" means termination of employment (other than termination for Cause) on or after your normal retirement date under the retirement plan maintained by the Employer or by the Parent under which you are covered.

Very truly yours,



John L. Zabriskie
President and Chief Executive Officer




Agreed and accepted this ___ day of January, 1996



By:_________________________________